Exhibit 21.01

Subsidiaries of the Registrant

ROO Media Corporation (100% owned by Registrant)     Incorporated in Delaware on March 30, 2001
ROO Media (Aust) Pty Ltd. (100% owned by ROO Media)  Incorporated in Australia 2002
ROO Media Europe Ltd. (76% owned by ROO Media)       Incorporated in London December 2002
ROO Broadcasting Ltd. (94% owned by ROO Media)       Incorporated in Australia in August 2003